Exhibit 7

SAGE

                                                       The Sage Group plc
                                                       Sage House
                                                       Benton Park Road
                                                       Newcastle upon Tyne
                                                       NE7 7LZ

                                                       Telephone 0191 255 3000
                                                       Facsimile 0191 255 0306
                                                       Web Site www.sage.com

To:      Omicron Master Trust
         Attention: Mr B. Bernstein
         153 East 53rd Street
         48th Floor
         New York, NY 10022

To:      Midsummer Investments Limited
         Attention: Mr M. Amsalem
         485 Madison Avenue
         23rd Floor 51/52
         New York, NY 10022

20 November 2003

Dear Sirs

CONSENT BY OMICRON MASTER TRUST AND MIDSUMMER INVESTMENTS LIMITED TO THE TRANSFER OF SHARES HELD IN ISLAND PACIFIC, INC.

1. We refer to your letters dated 27 and 28 October 2003 and confirm the following:

1.1 You have consented to the transfer of all shares of common stock and series A preferred stock held by Softline Limited in Island Pacific, Inc. to Sage Software (SA) (Proprietary) Limited, The Sage Group plc or any of its subsidiaries ("Sage").

1.2 The consent referred to in paragraph 1.1 above is subject to Sage agreeing to and assuming the restrictions and obligations set out in the letter dated 27 March 2003 from Softline Limited to you.

2. We hereby confirm that The Sage Group plc, agrees to and assumes the restrictions and obligations set out in the letter dated 27 March 2003 from Softline Limited to you, which is attached to this letter as Annexure "A".

3. Please acknowledge receipt of this letter and confirm whether the form and substance of this letter is acceptable.

Yours faithfully

/s/ Paul Walker
PA Walker
THE SAGE GROUP PLC


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                                                                     Annexure A



                                                                       Softline


                                                                  27 March 2003


Omicron Master Trust
Midsummer Investments, Ltd.


To Whom It May Concern:

Softline Limited agrees, during the option period of that certain option to Steven Beck and Associates, that it will not sell those common shares or Series A Convertible Stock in terms of the option agreement held by it ("option shares"), except under the option agreement to Steven Beck and Associates.

Provided that you still hold any unconverted debentures with SVI Solutions Inc. at the time of the expiration of the above-referenced option and Softline Limited still holds the option shares of common stock of SVI Solutions Inc. (or securities convertible into such shares) after such period, then Softline Limited agrees to sell only that number of shares it would otherwise be permitted to sell pursuant to Rule 144(e) under the Securities Act of 1933, as amended, notwithstanding that any shares may be registered for resale at such time.

Softline Limited acknowledges and agrees that, as a current shareholder and stakeholder of SVI Solutions Inc., it will derive an indirect benefit from the transaction to be consummated between SVI Solutions Inc. and you and that you will rely on this agreement in making your investment decision.

Sincerely

/s/ R. Wilkie

Rob Wilkie
Chief Financial Officer